NEWS RELEASE

Media Contact:	Trinity Contact:
Nancy Farrar Farrar Public Relations (817)937-1557	Neil Shoop Treasurer (214)589-8561

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces New CFO and CAO

DALLAS, TEXAS – March 15, 2005 – On Monday, March 14, 2005, Trinity Industries, Inc., (NYSE:TRN) Board of Directors approved the election of William A. McWhirter to the position of Vice President and Chief Financial Officer and Chas Michel to the position of Vice President, Controller and Chief Accounting Officer.

McWhirter, 40, joined Trinity in 1985 and held various accounting-related positions until 1992, when he was named Vice President of Accounting for Trinity’s Concrete and Aggregates business. In 1999 he was elected to a corporate position in Trinity as Vice President for Mergers and Acquisitions. In 2001, he was named Executive Vice President of Trinity’s Construction Products Group. McWhirter received an undergraduate degree in finance from the University of Texas at Arlington in 1986 and his CPA license in 1991.

Michel, 51, joined Trinity in 2001 as Corporate Controller after working 16 years in public accounting with KPMG Peat Marwick (the last six years as a partner) and ten years in the restaurant industry serving as a Chief Financial Officer. Michel received an undergraduate degree in accounting from Texas Tech University in 1975 and his CPA license in 1978.

Trinity Industries, Inc., with headquarters in Dallas, Texas, is one of the nation’s leading diversified industrial companies. Trinity reports five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Industrial Products Group. Trinity’s web site may be accessed at http://www.trin.net.

END –